UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

CALIFORNIA	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	ETFM	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

FOMO CORP. is referred to herein as “we”, “us”, or “us”

ITEM 8.01 Other Events

FOMO CORP. (“FOMO”) has signed a letter of intent (“LOI”) to acquire 100% of the membership interests of SmartGuard Energy LLC (“SGE”). SGE consists of the businesses of LED Funding IV LLC d/b/a LED Funding (of www.smartguardUV.com) and Lux Solutions LLC. Subject to mutually agreed definitive terms and conditions to be negotiated during a 45-day exclusivity period, FOMO intends to acquire 100% of the membership interests of SGE for initial consideration of $12,000,000, of which $7,000,000 is allocated to LED Funding and $5,000,000 to LUX Solutions. Such payment shall consist of a cash payment of $3,000,000, a one-year seller note of $3,000,000 adjusted for net debt of SGE on closing, which may be redeemed in cash with a 10% prepayment penalty and/or converted in part or in full into common stock at the option of the holder at a common share price of $0.01, and restricted shares of FOMO’s Series B Preferred shares having a market valuation of $6,000,000 based on a price of $3.00 per share. The combined businesses project 2021E revenues of more than $13 million and meaningful net income, though there are no assurances. A three-year earnout based on SGE sales growth will be implemented upon completion of an analysis of SGE’s sales funnel in the USA and abroad, with options to purchase additional divisions of SmartGuard in the Robots-as-a-Service (“RaaS”) and Energy-as-a-Service (“EaaS”) spaces on terms and conditions to be negotiated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: February 16, 2021	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer